EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Orange County Bancorp, Inc. Announces Record Earnings for 2021:
•	Net Income for full year 2021 increased $9.6 million, or 82.1%, to a record $21.3 million
•	Return on average assets for Q4 2021 rose 21 basis points, or 25.9%, year-over-year to 1.02%
•	Return on average equity for Q4 2021 rose 185 basis points, or 18.1%, year-over-year to 12.08%
•	Average Loans (net of PPP) for Q4 2021 increased approximately 20% year-over-year, to $1.2 billion
•	Provision for loan losses of $545 thousand for Q4 2021 declined 67.7% year-over-year due to stabilizing credit trends and characteristics within the portfolio
•	Average demand and money market deposits for Q4 2021 grew 25.8% year-over-year to $949.3 million
•	Total Assets grew $476.1 million, or 28.6%, from year-end 2020 to $2.1 billion at December 31, 2021
•	Trust and asset advisory business revenue increased 17.9% year-over-year, to $9.6 million, for year end 2021
•	Book Value per Share rose $2.22, or 7.4%, to $32.43 at December 31, 2021 compared to $30.21 at December 31, 2020
•	Net Tangible Book Value per Share rose $2.61, or 8.6%, to $31.18 at December 31, 2021 compared to $28.57 at December 31, 2020

MIDDLETOWN, N.Y., January 26, 2022 – Orange County Bancorp, Inc. (the “Company” - Nasdaq: OBT), parent company of Orange Bank & Trust Co. (the “Bank”) and Hudson Valley Investment Advisors, Inc. (“HVIA”), today announced net income of $5.5 million, or $0.97 per basic and diluted share, for the three months ended December 31, 2021. This compares with net income of $3.4 million, or $0.76 per basic and diluted share, for the three months ended December 31, 2020. For the year ended December 31, 2021, net income increased by $9.6 million, or 82.1%, over the prior year, to $21.3 million, or $4.28 per basic and diluted share. This compares with net income of $11.7 million, or $2.59 per basic and diluted share, for the year ended December 31, 2020.
“Over the past several years Orange County Bancorp has strategically positioned itself as the premier business bank in the region,” said Orange County Bancorp President & CEO, Michael Gilfeather.  “We recognized early on that the decentralized banking model employed by many of our competitors left small and midsized businesses in the communities we serve without a true banking partner. We have sought to fill that void and I am pleased to announce our record results for the quarter and year just ended demonstrate the success of our strategy. Net income of  $21.3 million in 2021 represents an increase of $9.6 million, or approximately 82%, for the year.
Key to delivering on our superior value proposition to business clients were contributions from all parts of the bank. I am also pleased to report that every business segment shared in our growth, with the Bank’s loan portfolio increasing more than 12%, to $1.3 billion, and our deposit base increasing more than 28%, to $1.9 billion.

Our loan growth was, in fact, even stronger than the headline number suggests, as a substantial portion of PPP (Paycheck Protection Program) loans originated over the past 18 months were forgiven this year. At year end, these loans totaled just $38.1 million, down from a high of $123.9 million in April 2021.  As I’ve mentioned previously, this was a program we were very proud of to have championed on behalf of our clients and, as it turned out, served as a critical life line for many.  After almost two years of loan deferrals related to the impact of the COVID pandemic, we finished 2021 with no loan deferrals within our portfolio.
To ensure our strict underwriting and risk management standards kept pace with our growth, we upgraded  our data and accounting systems during the year. We completed this project in the 4th quarter and it came in at approximately $725 thousand, well below our nearly $900 thousand cost estimate.
Early last year we also launched our Wealth Management initiative, integrating the expertise of our Private Banking, Trust and Investment Advisory Service businesses to create a comprehensive offering for clients with complex business or financial and estate planning needs.  In keeping with our strategic business focus, we have tailored Wealth Management to serve our new and existing business relationships. The results to date have been very encouraging, with revenues growing approximately 18% for the year to $9.6 million.
As we have gained experience and confidence partnering with local business communities through our expansion efforts, we have developed a better understanding of where and how to effectively grow the Bank.  In July, we opened a branch in the Bronx, which in its short history has performed well above expectations.  We also opened a branch in Nanuet in November, positioning us to better serve Rockland County and, given its proximity to New Jersey, gaining visibility into Bergen County.  We are very excited about the prospects for these branches and continue to evaluate other areas for potential expansion.
To bolster implementation of our growth strategy, we launched and announced a successful completion of an initial public offering of common stock in early Q3 2021. The transaction was upsized due to strong institutional demand and culminated in the sale of 1.15 million shares at a price of $33.50 per share, for gross proceeds of approximately $38.5 million. Our shares now trade on the NASDAQ Capital Market under the symbol “OBT”. In addition to providing growth capital, the transaction also raises the Company’s visibility with investors, enhancing liquidity and shareholder diversification and, if necessary, offering more efficient access to capital in the future. We believe these factors and others have helped unlock value in our stock since the offering.
The success we enjoyed in 2021 was the result of years of planning and investment in facilities, technology, and personnel. None of it, however, would have been possible without the commitment and effort of every employee of the Bank. The foundation for responsibly growing our business remains strong, and I am confident our team will continue to deliver exceptional service to our clients and the communities we serve. This, in turn, should create additional opportunities to grow the Bank and generate even stronger results for our shareholders. I am incredibly fortunate to be surrounded by such a team and thank them for their hard work.”

Fourth Quarter and Full-Year 2021 Financial Review
Net Income
Net income for the fourth quarter of 2021 was $5.5 million, an increase of approximately $2.1 million, or 61.8%, over net income of $3.4 million for the fourth quarter of 2020. Net income for the twelve months ended December 31, 2021 was $21.3 million, an increase of $9.6 million, or 82.1%, over net income of $11.7 million for the prior year. Growth for the fourth quarter and full year 2021 continued to be driven primarily by increases in net interest income and non-interest income and a decrease in the provision for loan losses, partially offset by increases in non-interest expense and provision for income taxes.
Net Interest Income
For the three months ended December 31, 2021, net interest income increased by $3.1 million, or 23.7%, to $16.2 million versus the same period last year. For the twelve months ended December 31, 2021, net interest income increased by $11.7 million, or 24.0%, to $60.5 million as compared to the same period last year.
Total interest income increased $2.9 million, or 25.7%, to $17.1 million and $10.9 million, or 20.4%, to $64.4 million for the three and twelve months ended December 31, 2021, respectively, versus the corresponding periods last year. The increase in interest income was primarily due to loan growth and fees associated with PPP loan forgiveness.
Total interest expense decreased $192 thousand in the fourth quarter of 2021, to $940 thousand, as compared to $1.1 million in the fourth quarter of 2020, and decreased $754 thousand for the twelve months ended December 31, 2021, to $4.0 million from $4.7 million for the twelve months ended December 31, 2020.  The decrease resulted from a reduction in deposit interest expense partially offset by an increase in interest expense due to subordinated debt issued in Q3 2020.  Lower interest expense on deposits, even with 26% average year-over-year growth, was consistent with reduction of the Fed Funds rate in the first quarter of 2020 in response to the COVID-19 pandemic and continued low rates within the Bank’s market.
Provision for Loan Losses
The Company recognized provisions for loan losses of $545 thousand and $2.4 million for the three and twelve months ended December 31, 2021, respectively, compared to $1.7 million and $5.4 million for the three and twelve months ended December 31, 2020. The lower provisions reflected continued improvements in credit metrics as well as a reduction in loan deferrals during Q4 2021. The allowance for loan losses to total loans was 1.36% as of December 31, 2021 and 1.40% as of December 31, 2020. Excluding PPP loans, the ratios were 1.41% and 1.49% as of the same dates, respectively.

Non-Interest Income
Non-interest income was $3.2 million for Q4 2021, and represented a $124 thousand increase from $3.0 million for the same period in 2020. Non-interest income rose approximately $679 thousand, to $12.1 million, for the twelve months ended December 31, 2021 as compared to approximately $11.4 million for the same period in 2020. The growth continues to be supported by the increased success of the Bank’s trust operations and HVIA asset management activities.
Non-Interest Expense
Non-interest expense was $11.8 million and $10.2 million for the fourth quarters of 2021 and 2020, respectively, reflecting an increase of approximately $1.6 million, or 14.6%, while non-interest expense of $43.5 million for the twelve months ended December 31, 2021, rose $3.3 million, or 8.2%, versus $40.2 million for the same period in 2020. The increase in non-interest expense for the three and twelve month periods was due to our continued investment in growth. This investment consisted primarily of increases in salaries, information technology, professional fees, and deposit insurance costs, the latter due to significant growth in deposit balances. Our efficiency ratio improved to 60.95% for the three months ended December 31, 2021, from 63.45% for the same period in 2020, and to 59.89% for the twelve months ended December 31, 2021, from 66.87% for the twelve months ended December 31, 2020.
Income Tax Expense
Our provision for income taxes for the three months ended December 31, 2021 was $1.5 million, compared to $806 thousand for the same period in 2020. The provision for income taxes for the twelve months ended December 31, 2021 was $5.4 million, compared to $2.8 million for the same period in 2020. The increase for both periods was due to the increase in income before income taxes. Our effective tax rate for the three and twelve month periods ended December 31, 2021 was 21.7% and 20.2%, respectively, versus 19.1% and 19.6%, respectively, for the same periods in 2020.

Financial Condition
Total consolidated assets increased $476.1 million, or 28.6%, from $1.7 billion at December 31, 2020 to $2.1 billion at December 31, 2021. The increase was driven by growth in loans, cash, and investment securities during the year ended 2021.
Total cash and due from banks increased from $121.2 million at December 31, 2020 to $306.2 million at December 31, 2021, an increase of approximately $185.0 million, or 152.6%.  This increase resulted primarily from increases in deposit balances driven by seasonal increases in municipal deposits, continued success attracting business account assets, and government efforts to increase liquidity in the economy.
Total investment securities rose $134.7 million, or 40.9%, from $330.1 million at December 31, 2020 to $464.8 million at December 31, 2021.  The increase was due to a $117.1 million increase in agency mortgage backed securities, an $15.6 million increase in municipal securities, and a $9.5 million increase in corporate subordinated debt securities, partially offset by an unrealized loss of approximately $7 million in U.S. government securities since December 31, 2020.
Total loans increased $138.7 million, or 12.0%, from $1.15 billion at December 31, 2020 to $1.29 billion at December 31, 2021.  The increase was primarily due to $154.6 million of commercial real estate loan growth in 2021.  PPP loans declined by $30.9 million to $38.1 million at December 31, 2021 from $69.0 million at December 31, 2020. The majority of the remaining balance of PPP loans is subject to forgiveness.
Total deposits rose $425.1 million, to $1.9 billion, at December 31, 2021, from $1.5 billion at December 31, 2020. This increase continues to be driven primarily by continued success in business account development and PPP loan proceeds combined with municipal deposit growth as well as the government efforts to increase liquidity in the economy.
Stockholders’ equity increased $47.4 million, to $182.8 million, at December 31, 2021 from $135.4 million at December 31, 2020. This increase was primarily due to a $34.7 million increase in surplus reflecting net proceeds from our public offering of common stock in August, 2021. In addition, retained earnings rose $17.3 million during the twelve months of 2021 as a result of net income, partially offset by a $5.3 million decline in AOCI due to changes in the market value of investment securities held for sale.
At December 31, 2021, the Bank maintained capital ratios in excess of regulatory standards for well capitalized institutions. The Bank’s Tier 1 capital to average assets ratio was 8.15%, both common equity and Tier 1 capital to risk weighted assets were 12.52%, and total capital to risk weighted assets was 13.77%.  These ratios reflect a contribution of $17.5 million of capital at the Bank level representing roughly half of the net proceeds from the Company’s public offering of common stock.
Loan Quality
At December 31, 2021, the Bank had total non-accrual loans of $4.6 million, or 0.35% of total loans, which included $3.5 million of Troubled Debt Restructured Loans (“TDRs”). The latter represents 0.28% of total loans, and was $2.6 million greater than year end 2020 as a result of a single, mortgage-secured loan that was placed on non-accrual during the quarter. Accruing loans delinquent greater than 30 days were $4.6 million as of December 31, 2021, as compared to $1.8 million at December 31, 2020.

Non-GAAP Financial Measure Reconciliation
The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible equity and total assets (on a GAAP basis) to tangible assets and calculates our tangible book value per share.

	December 31, 2021	December 31, 2020
	(Dollars in thousands except for share data)
Tangible Common Equity:
Total stockholders’ equity	$ 182,836	$ 135,423
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(1,678)	(1,963)
Tangible common equity	$ 175,799	$ 128,101
Common shares outstanding	5,637,376	4,483,102
Book value per common share	$ 32.43	$ 30.21
Tangible book value per common share	$ 31.18	$ 28.57

Tangible Assets
Total assets	$ 2,142,583	$ 1,664,936
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(1,678)	(1,963)
Tangible assets	$ 2,135,546	$ 1,657,614
Tangible common equity to tangible assets	8.23%	7.73%

About Orange County Bancorp, Inc.
Orange County Bancorp, Inc. is the parent company of Orange Bank & Trust Company and Hudson Valley Investment Advisors, Inc. Orange Bank & Trust Company is an independent bank that began with the vision of 14 founders over 125 years ago. It has grown through innovation and an unwavering commitment to its community and business clientele to more than $2.0 billion in total assets. Hudson Valley Investment Advisors, Inc. is a Registered Investment Advisor in Goshen, NY. It was founded in 1996 and acquired by the Company in 2012.
Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. Further, given its ongoing and dynamic nature, it is difficult to predict what the continuing effects of the COVID-19 pandemic will have on our business and results of operations. The pandemic and related local and national economic disruption may, among other effects, continue to result in a material adverse change for the demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; branch disruptions, unavailability of personnel and increased cybersecurity risks as employees work remotely.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information:
Robert L. Peacock
SEVP Chief Financial Officer
rpeacock@orangebanktrust.com
Phone: (845) 341-5005

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(UNAUDITED)
Dollar Amounts in thousands except per share data)

	December 31, 2021	December 31, 2020

ASSETS

Cash and due from banks	$ 306,179	$ 121,232
Investment securities - available-for-sale	464,797	330,105
Restricted investment in bank stocks	2,217	1,449

Loans	1,291,428	1,152,738
Allowance for loan losses	(17,661)	(16,172)
Loans, net	1,273,767	1,136,566

Net Premises and equipment	14,601	14,017
Accrued interest receivable	6,643	6,295
Bank owned life insurance	39,513	28,520
Goodwill	5,359	5,359
Intangible assets	1,678	1,963
Other assets	27,829	19,430

TOTAL ASSETS	$ 2,142,583	$ 1,664,936

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Noninterest bearing	$ 701,645	$ 521,093
Interest bearing	1,212,739	968,201
Total deposits	1,914,384	1,489,294

Note payable	3,000	3,000
Subordinated notes, net of issuance costs	19,376	19,323
Accrued expenses and other liabilities	22,987	17,896

TOTAL LIABILITIES	1,959,747	1,529,513

STOCKHOLDERS' EQUITY

Common stock, $0.50 par value; 15,000,000 shares authorized;
5,683,304 and 4,533,304 issued; 5,637,376 and 4,483,102 outstanding,
at December 31, 2021 and December 31, 2020, respectively	2,842	2,266
Surplus	119,825	85,111
Retained Earnings	64,941	47,683
Accumulated other comprehensive income (loss), net of taxes	(3,443)	1,819
Treasury stock, at cost; 45,928 and 50,202 shares at December 31,
2021 and December 31, 2020, respectively	(1,329)	(1,456)
TOTAL STOCKHOLDERS' EQUITY	182,836	135,423

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,142,583	$ 1,664,936

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
INTEREST INCOME
Interest and fees on loans	$ 15,160	$ 12,885	$ 57,524	$ 47,522
Interest on investment securities:
Taxable	1,404	991	4,901	4,651
Tax exempt	443	338	1,632	994
Interest on Federal funds sold and other	142	40	372	294

TOTAL INTEREST INCOME	17,149	14,254	64,429	53,461

INTEREST EXPENSE
Savings and NOW accounts	569	715	2,370	3,389
Time deposits	99	155	511	917
FHLB advances	—	—	—	10
Note payable	42	34	168	160
Subordinated notes	230	228	919	246
TOTAL INTEREST EXPENSE	940	1,132	3,968	4,722

NET INTEREST INCOME	16,209	13,122	60,461	48,739

Provision for loan losses	545	1,688	2,428	5,413
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	15,664	11,434	58,033	43,326

NONINTEREST INCOME
Service charges on deposit accounts	139	201	638	682
Trust income	1,251	1,116	4,788	4,074
Investment advisory income	1,266	1,145	4,853	4,105
Investment securities gains(losses)	—	—	—	804
Earnings on bank owned life insurance	240	182	793	702
Other	258	386	1,030	1,056
TOTAL NONINTEREST INCOME	3,154	3,030	12,102	11,423

NONINTEREST EXPENSE
Salaries	5,026	4,461	19,710	17,788
Employee benefits	767	921	3,257	4,163
Occupancy expense	1,102	934	4,058	3,744
Professional fees	839	861	3,649	3,318
Directors' fees and expenses	296	251	1,041	1,088
Computer software expense	1,959	1,338	5,168	4,038
FDIC assessment	309	302	1,198	910
Advertising expenses	355	262	1,220	1,191
Advisor expenses related to trust income	138	118	533	455
Telephone expenses	136	140	556	552
Intangible amortization	71	71	286	286
Other	803	589	2,782	2,698
TOTAL NONINTEREST EXPENSE	11,801	10,248	43,458	40,231

Income before income taxes	7,017	4,216	26,677	14,518

Provision for income taxes	1,524	806	5,390	2,839
NET INCOME	$ 5,493	$ 3,410	$ 21,287	$ 11,679

Basic and diluted earnings per share	$ 0.97	$ 0.76	$ 4.28	$ 2.59

Weighted average shares outstanding	5,637,376	4,502,037	4,968,692	4,508,508

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Three Months Ended December 31,
	2021			2020
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable (net of PPP)	$ 1,229,054	$ 14,226	4.59%	$ 1,029,136	$ 11,910	4.60%
PPP Loans	48,280	934	7.68%	81,187	967	4.74%
Investment securities	432,361	1,824	1.67%	332,275	1,310	1.57%
Due from banks	360,444	142	0.16%	167,214	40	0.10%
Other	2,217	24	4.29%	1,449	19	5.22%
Total interest earning assets	2,072,356	17,150	3.28%	1,611,261	14,246	3.52%
Non-interest earning assets	86,618			76,225
Total assets	$ 2,158,974			$ 1,687,486

Liabilities and equity:
Interest-bearing demand accounts	$ 308,195	$ 86	0.11%	$ 236,106	$ 98	0.17%
Money market accounts	641,140	417	0.26%	518,563	561	0.43%
Savings accounts	189,597	67	0.14%	156,632	56	0.14%
Certificates of deposit	82,265	99	0.48%	92,000	155	0.67%
Total interest-bearing deposits	1,221,197	669	0.22%	1,003,301	870	0.34%
FHLB Advances and other borrowings	—	—	—	—	—	—
Note payable	3,000	42	5.55%	3,000	34	4.51%
Subordinated notes	19,370	230	4.71%	20,000	213	4.24%
Total interest bearing liabilities	1,243,567	941	0.30%	1,026,301	1,117	0.43%
Non-interest bearing demand accounts	713,090			509,207
Other non-interest bearing liabilities	20,413			18,638
Total liabilities	1,977,070			1,554,146
Total shareholders' equity	181,904			133,340
Total liabilities and shareholders' equity	$ 2,158,974			$ 1,687,486

Net interest income		$ 16,209			$ 13,129
Interest rate spread [1]			2.98%			3.08%
Net interest margin [2]			3.10%			3.24%
Average interest earning assets to interest-bearing liabilities	166.6%			157.0%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Twelve Months Ended December 31,
	2021			2020
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable (net of PPP)	$ 1,162,536	$ 52,418	4.51%	$ 963,388	$ 45,479	4.72%
PPP Loans	87,438	5,106	5.84%	59,155	2,034	3.44%
Investment securities	382,391	6,444	1.69%	295,303	5,575	1.89%
Due from banks	282,804	373	0.13%	132,840	294	0.22%
Other	1,978	89	4.50%	1,405	70	4.98%
Total interest earning assets	1,917,147	64,430	3.36%	1,452,091	53,452	3.68%
Non-interest earning assets	84,465			74,803
Total assets	$ 2,001,612			$ 1,526,894

Liabilities and equity:
Interest-bearing demand accounts	$ 286,112	$ 333	0.12%	$ 214,012	$ 414	0.19%
Money market accounts	613,865	1,805	0.29%	480,149	2,709	0.56%
Savings accounts	178,551	231	0.13%	137,906	266	0.19%
Certificates of deposit	86,516	511	0.59%	90,232	917	1.02%
Total interest-bearing deposits	1,165,044	2,880	0.25%	922,299	4,306	0.47%
FHLB Advances and other borrowings	—	—	—	579	10	1.77%
Note payable	3,000	168	5.60%	3,000	160	5.33%
Subordinated notes	19,517	919	4.71%	5,082	229	4.51%
Total interest bearing liabilities	1,187,561	3,967	0.33%	930,960	4,705	0.51%
Non-interest bearing demand accounts	639,791			449,454
Other non-interest bearing liabilities	18,829			16,968
Total liabilities	1,846,181			1,397,382
Total shareholders' equity	155,431			129,513
Total liabilities and shareholders' equity	$ 2,001,612			$ 1,526,895

Net interest income		$ 60,463			$ 48,747
Interest rate spread [1]			3.03%			3.18%
Net interest margin [2]			3.15%			3.36%
Average interest earning assets to interest-bearing liabilities	161.4%			156.0%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
SELECTED RATIOS AND OTHER DATA
(UNAUDITED)

	Three Months Ended December 31, (1)		Twelve Months Ended December 31, (1)
	2021	2020	2021	2020
Performance Ratios:
Return on average assets	1.02%	0.81%	1.06%	0.76%
Return on average equity	12.08%	10.23%	13.70%	9.02%
Interest rate spread (2)	2.98%	3.08%	3.03%	3.18%
Net interest margin (3)	3.10%	3.24%	3.15%	3.36%
Efficiency ratio (4)	60.95%	63.45%	59.89%	66.87%
Dividend payout ratio (5)	20.53%	26.40%	18.67%	30.88%
Non-interest income to average total assets	0.58%	0.72%	0.60%	0.75%
Non-interest expenses to average total assets	2.19%	2.43%	2.17%	2.63%
Average interest-earning assets to average interest-bearing liabilities	166.65%	157.00%	161.44%	155.98%
Average equity to average total assets	8.43%	7.90%	7.77%	8.48%
Net charge-offs to average outstanding loans during the period	0.07%	0.04%	0.08%	0.15%

	At	At
	December 31, 2021	December 31, 2020
Asset Quality Ratios:
Non-performing assets to total assets	0.28%	0.15%
Non-performing loans to total loans	0.46%	0.22%
Allowance for loan losses to non-performing loans	296.67%	641.24%
Allowance for loan losses to total loans	1.36%	1.40%

Capital Ratios:(6)
Total capital (to risk-weighted assets)	13.77%	13.49%
Tier 1 capital (to risk-weighted assets)	12.52%	12.24%
Common equity tier 1 capital (to risk-weighted assets)	12.52%	12.24%
Tier 1 capital (to average assets)	8.15%	8.16%

Notes:
(1)	Annualized for the three and twelve month periods ended December 31, 2021 and 2020, respectively.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the periods.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the periods.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(5)	The dividend payout ratio represents dividends paid per share divided by net income per share.
(6) Ratios are for the Bank only.

ORANGE COUNTY BANCORP, INC.
SELECTED OPERATING DATA
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Interest income	$ 17,149	$ 14,254	$ 64,429	$ 53,461
Interest expense	940	1,132	3,968	4,722
Net interest income	16,209	13,122	60,461	48,739
Provision for loan losses	545	1,688	2,428	5,413
Net interest income after provision for loan losses	15,664	11,434	58,033	43,326
Noninterest income	3,154	3,030	12,102	11,423
Noninterest expenses	11,801	10,248	43,458	40,231
Income before income taxes	7,017	4,216	26,677	14,518
Provision for income taxes	1,524	806	5,390	2,839
Net income	$ 5,493	$ 3,410	$ 21,287	$ 11,679

Basic and diluted earnings per share	$ 0.97	$ 0.76	$ 4.28	$ 2.59
Weighted average common shares outstanding	5,637,376	4,502,037	4,968,692	4,508,508

	At	At
	December 31, 2021	December 31, 2020
Book value per share	$ 32.43	$ 30.21
Net tangible book value per share (1)	$ 31.18	$ 28.57
Outstanding common shares	5,637,376	4,483,102

Notes:
(1)      Net tangible book value represents the amount of your total tangible assets reduced by our total liabilities. Tangible assets are calculated by reducing total assets, as defined by GAAP, by $5,359 in goodwill and $1,678, and $1,963 in other intangible assets for December 30, 2021 and December 31, 2020, respectively.

ORANGE COUNTY BANCORP, INC.
LOAN COMPOSITION
(UNAUDITED)
(Dollar Amounts in thousands)
	At December 31, 2021		At December 31, 2020
	Amount	Percent	Amount	Percent
Commercial and industrial (a)	$ 268,508	20.79%	$ 299,049	25.94%
Commercial real estate	852,707	66.03%	698,130	60.56%
Commercial real estate construction	72,250	5.59%	63,544	5.51%
Residential real estate	65,248	5.05%	57,941	5.03%
Home equity	13,638	1.06%	13,960	1.21%
Consumer	19,077	1.48%	20,114	1.75%
Total loans	1,291,428	100.00%	1,152,738	100.00%
Allowance for loan losses	17,661		16,172
Total loans, net	$ 1,273,767		$ 1,136,566

(a) - Inlcudes PPP loans of:	$ 38,114		$ 68,974

ORANGE COUNTY BANCORP, INC.
DEPOSITS BY ACCOUNT TYPE
(UNAUDITED)
(Dollar Amounts in thousands)
	At December 31, 2021			At December 31, 2020
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
Noninterest-bearing demand accounts	$ 701,645	36.65%	0.00%	$ 521,093	34.99%	0.00%
Interest bearing demand accounts	301,596	15.75%	0.11%	236,951	15.91%	0.15%
Money market accounts	615,111	32.13%	0.26%	483,044	32.44%	0.36%
Savings accounts	213,592	11.16%	0.14%	157,007	10.54%	0.12%
Certificates of Deposit	82,440	4.31%	0.46%	91,199	6.12%	0.75%
Total	$ 1,914,384	100.00%	0.14%	$ 1,489,294	100.00%	0.20%

ORANGE COUNTY BANCORP, INC.
NON-PERFORMING ASSETS
(UNAUDITED)
(Dollar Amounts in thousands)

	December 31, 2021	December 31, 2020

Non-accrual loans:
Commercial and industrial	$ —	$ —
Commercial real estate	3,928	1,345
Commercial real estate construction	—	—
Residential real estate	578	657
Home equity	50	—
Consumer	4	—
Total non-accrual loans [1]	4,560	2,002
Accruing loans 90 days or more past due:
Commercial and industrial	720	457
Commercial real estate	465	—
Commercial real estate construction	—	—
Residential real estate	—	2
Home equity	—	—
Consumer	208	61
Total loans 90 days or more past due	1,393	520
Total non-performing loans	5,953	2,522
Other real estate owned	—	—
Other non-performing assets	—	—
Total non-performing assets	$ 5,953	$ 2,522

Ratios:
Total non-performing loans to total loans	0.46%	0.22%
Total non-performing loans to total assets	0.28%	0.15%
Total non-performing assets to total assets	0.28%	0.15%

Notes:
1 - Includes non-accruing TDRs:	$ 3,570	$ 959